                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                Tom Brown, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                             [TOM BROWN, INC. LOGO]

                                TOM BROWN, INC.
                            508 WEST WALL, SUITE 500
                                 P.O. BOX 2608
                              MIDLAND, TEXAS 79702
                                 (915) 682-9715

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 21, 1998

Dear Stockholder:

     On behalf of the Board of Directors, you are cordially invited to attend the 1998 Annual Meeting of Stockholders of Tom Brown, Inc., a Delaware corporation (the "Company"), to be held in the Moulin Rouge Room located on the first floor of the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado at 9:00 a.m., Mountain Time, on Thursday, May 21, 1998, for the following purposes:

          - To elect seven directors, by vote of the holders of Common Stock and the sole holder of the $1.75 Convertible Preferred Stock, Series A (the "Preferred Stock");

          - To elect a special class of two directors pursuant to the terms of the Preferred Stock, by vote of the sole holder of Preferred Stock; and

          - To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 27, 1998 as the record date for determining stockholders entitled to notice of and to vote at the meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for a period of at least ten days prior to the meeting at the offices of the Company for examination during ordinary business hours by any stockholder for any purpose germane to the meeting.

     Your vote is important regardless of the number of shares you may own. The Company urges you to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                 /s/ BRUCE R. DEBOER
                                                     BRUCE R. DEBOER
                                                        Secretary

April 14, 1998

                                TOM BROWN, INC.
                            508 WEST WALL, SUITE 500
                                 P.O. BOX 2608
                              MIDLAND, TEXAS 79702
                                 (915) 682-9715

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1998

                               PROXY SOLICITATION

     This statement is furnished in connection with the solicitation by the Board of Directors of Tom Brown, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Company's Annual Meeting of Stockholders to be held at the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado on May 21, 1998, or at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and form of proxy included herewith are dated April 14, 1998, and are being sent to stockholders on or about April 17, 1998.

     If the enclosed proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with such choice. If no choice is indicated, the shares will be voted "FOR" the director nominees set forth on the enclosed proxy. A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

                        PERSONS MAKING THE SOLICITATION

     This proxy is solicited on behalf of the Board of Directors of the Company (the "Board of Directors"). The initial solicitation will be by mail. The total expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's stock. Further solicitation of proxies may be made by mail, telephone or oral communication with some stockholders of the Company following the original solicitation. All such further solicitation will be made by the Board of Directors or consultants currently retained by the Company or employees of the Company, who will not be additionally compensated therefor, or by the Company's transfer agent in which case the cost will be borne by the Company.

                         STOCKHOLDERS ENTITLED TO VOTE

     Stockholders of record at the close of business on March 27, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 29,247,979 shares of common stock, $.10 par value per share ("Common Stock"), and 1,000,000 shares of preferred stock designated as $1.75 Convertible Preferred Stock, Series A ("Preferred Stock"). Each share of Common Stock entitles its owner to one vote. Each share of Preferred Stock entitles its owner to a number of votes per share equivalent to the number of shares of Common Stock issuable upon conversion of the Preferred Stock, or 1.666 votes for each share of Preferred Stock, based on the conversion ratio of the Preferred Stock at March 27, 1998. The Preferred Stock is entitled to vote on all matters upon which holders of the Common Stock have the right to vote, together with the holders of the outstanding shares of Common Stock as if a part of that class. Cumulative voting is not authorized.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, whether present in person or represented by proxy, constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares of the Company's Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock voting together as a class and represented in person or by proxy at the Annual Meeting is required for the election of the Board of Directors' seven nominees for director. The affirmative vote of the holder of a majority of the shares of Preferred Stock represented in person or by proxy at the Annual Meeting is required for the election of the special class of two directors. See "Election of Directors -- Director Nominees for Holder of Preferred Stock".

                             ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

     Directors of the Company are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The number of directors is established from time to time by resolution of the Board of Directors. The Board of Directors has established the authorized number of directors at nine, which includes two directors to be elected by the sole holder of the Preferred Stock.

DIRECTOR NOMINEES FOR HOLDERS OF COMMON STOCK AND PREFERRED STOCK

     The Board of Directors is recommending that its seven nominees, all of whom were elected directors of the Company at the last annual meeting of stockholders, be re-elected to hold office until the 1999 annual meeting of stockholders and until their respective successors have been duly elected and qualified. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by the Board of Directors and the shares represented by proxy will be voted for such substitute nominee, unless the Board of Directors elect to reduce the number of directors. The nominees listed below have consented to being nominated and to serve if elected. The Board of Directors recommends voting "FOR" the election of the following nominees for the Board of
Directors:

                                                               POSITION WITH COMPANY                DIRECTOR
               NOMINEE                   AGE                 AND PRINCIPAL OCCUPATION                SINCE
               -------                   ---                 ------------------------                -----
Donald L. Evans......................     51       Chairman of the Board of Directors and Chief       1980
                                                   Executive Officer of the Company; Director of
                                                   TMBR/Sharp Drilling, Inc.

Thomas C. Brown......................     71       Director of the Company; Chairman of the           1968
                                                   Board of Directors and Chief Executive
                                                   Officer of TMBR/Sharp Drilling, Inc.

William R. Granberry.................     55       Director of the Company; President and Chief       1995
                                                   Operating Officer of the Company since
                                                   January 1996; Chairman of the Board and Chief
                                                   Executive Officer of Mineral Development,
                                                   Inc. from August 1994 to December 1995 and
                                                   President from October 1994 to December 1995.

Henry Groppe.........................     72       Director of the Company; Oil and gas               1989
                                                   consultant with Groppe, Long & Littell.

                                                               POSITION WITH COMPANY                DIRECTOR
               NOMINEE                   AGE                 AND PRINCIPAL OCCUPATION                SINCE
               -------                   ---                 ------------------------                -----

Edward W. LeBaron, Jr................     68       Director of the Company; Advisory Partner in       1987
                                                   the law firm of Pillsbury, Madison and Sutro;
                                                   Consultant to Lynx Technology Group; formerly
                                                   Chairman of the Board of Pacific Casino
                                                   Management, Inc.

James B. Wallace.....................     69       Director of the Company; Partner in Brownlie,      1992
                                                   Wallace, Armstrong and Bander Exploration;
                                                   Director of Grease Monkey International.

Robert H. Whilden, Jr................     62       Director of the Company; Partner in the law        1989
                                                   firm of Vinson & Elkins L.L.P.

DIRECTOR NOMINEES FOR HOLDER OF PREFERRED STOCK

     In January 1996, the Company issued to KN Energy, Inc. ("KNE") 918,367 shares of Common Stock and 1,000,000 shares of Preferred Stock in connection with the merger (the "Merger") of a subsidiary of the Company with a subsidiary of KNE. See "Security Ownership of Certain Beneficial Owners and Management". The Certificate of Designations, Powers, Preferences and Rights creating the Preferred Stock provides that KNE shall have the right to elect a special class of (i) two directors to the Board of Directors of the Company for so long as KNE owns 80% or more of the voting power of the Common Stock and Preferred Stock issued to KNE pursuant to the Merger and (ii) one director to the Board of Directors if KNE owns less than 80% but more than 30% of the voting power of such securities. Based on KNE's current ownership of Common Stock and Preferred Stock and the voting power attributable to such shares, KNE is entitled to nominate and elect two directors to the Board of Directors of the Company. (Proxies for the election of the two directors nominated by the holder of the Preferred Stock are not being solicited from the holders of Common Stock.) The following table sets forth the nominees of the holder of Preferred Stock:

                                                               POSITION WITH COMPANY                DIRECTOR
               NOMINEE                   AGE                 AND PRINCIPAL OCCUPATION                SINCE
               -------                   ---                 ------------------------                -----
David M. Carmichael..................     59       Director of the Company; Director of KN            1996
                                                   Energy, Inc.; formerly Chairman of the Board,
                                                   Chief Executive Officer and President of
                                                   American Oil and Gas Corporation

Clyde E. McKenzie....................     50       Director of the Company; Vice President and        1997*
                                                   Chief Financial Officer of KN Energy, Inc.;
                                                   formerly Vice President and Treasurer of
                                                   Apache Corporation

---------------

* Mr. McKenzie was named by KNE in July to replace George M. Simmons, a KNE representative who resigned on July 10, 1997.

OTHER INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee that has the responsibility of recommending employment of the Company's independent auditors, reviewing with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and adequacy of internal control systems. The Audit Committee is composed of directors who are not salaried employees of the Company. The Audit Committee met one time during 1997. The members of the Audit Committee in 1997 were James B. Wallace and Edward W. LeBaron, Jr.

     The Board of Directors has a Compensation Committee that reviews and recommends to the Board of Directors the compensation and promotion of officers of the Company, the terms of any proposed employee benefit arrangements and the making of awards under such arrangements. The Compensation Committee took action by unanimous written consent on eight occasions during 1997. The members of the Compensation Committee in 1997 were David M. Carmichael, Henry Groppe and Robert
H. Whilden, Jr.

     The Board of Directors held four meetings during 1997 and action was also taken by unanimous written consent on three occasions. No Director participated in fewer than 75% of the total number of meetings of the Board of Directors or committees of which he is a member, except that George M. Simmons was not in attendance at two Directors' meetings prior to his resignation.

     The Company does not have a standing nominating committee. The review of recommendations for nominees for directors is made by the Board of Directors.

     Except for the rights of KNE as the holder of the Preferred Stock, there are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 27, 1998 with respect to the Common Stock beneficially owned by (i) each person or group known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers as a group.

                                                                   NUMBER OF
                                                              SHARES BENEFICIALLY         PERCENT
                  NAME OF BENEFICIAL OWNER                         OWNED(1)              OF CLASS
                  ------------------------                    -------------------        --------
(a) Five Percent (5%) Holders:
     Steinberg Asset Management Co., Inc....................       3,099,250(2)            10.6%
       12 East 49th Street
       New York, New York 10017

     State Farm Mutual Automobile Insurance Company.........       2,620,000(3)             9.0%
       One State Farm Plaza
       Bloomington, Illinois 61701

     K N Energy, Inc........................................       2,584,367(4)             8.4%
       370 Van Gordon Street
       Lakewood, Colorado 80228

     Austin, Calvert & Flavin, Inc..........................       2,325,650(5)             8.0%
       112 East Pecan, Suite 2800
       San Antonio, Texas 78205

     State Street Research & Management Company.............       1,505,504(6)             5.2%
       One Financial Center, 13th Floor
       Boston, Massachusetts 02111

(b) Directors and Named Executive Officers:
     Donald L. Evans........................................         650,236(7)             2.2%
     William R. Granberry...................................         170,057(8)               *
     Thomas C. Brown........................................         126,942(9)               *

                                                                   NUMBER OF
                                                              SHARES BENEFICIALLY         PERCENT
                  NAME OF BENEFICIAL OWNER                         OWNED(1)              OF CLASS
                  ------------------------                    -------------------        --------
     Peter R. Scherer.......................................         122,104(10)              *
     Henry Groppe...........................................          75,900(11)              *
     Edward W. LeBaron, Jr..................................          68,260(12)              *
     Clifford C. Drescher...................................          55,780(13)              *
     Robert H. Whilden, Jr..................................          55,000(14)              *
     James B. Wallace.......................................          49,600(15)              *
     Christopher S. Mullen..................................          37,300(14)              *
     Clyde E. McKenzie......................................           1,000                  *
     David M. Carmichael....................................               0                  0
(c) All Directors and Executive Officers as a Group (18
  persons)..................................................       1,546,793(16)            5.0%

---------------

* Does not exceed one percent (1%) of the class.

(1) Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive powers. Beneficial ownership in respect of stock options includes shares that may be acquired within sixty (60) days.

(2) As reported in Amendment No. 4 to Schedule 13G dated February 5, 1998, filed jointly by Steinberg Asset Management Company, Inc. ("SAMC"), Michael A. Steinberg & Company, Inc. ("S&C"), and Michael A. Steinberg ("MAS"), SAMC has sole voting power with respect to 2,112,600 shares and sole dispositive power with respect to 2,967,900 shares; S&C has sole dispositive power with respect to 41,650 shares; and MAS has sole voting and dispositive powers with respect to 89,700 shares. MAS may be deemed to have beneficial ownership of the shares owned by all of the reporting entities.

(3) As reported in Amendment No. 18 to Schedule 13G dated January 20, 1998, State Farm Mutual Automobile Insurance Company and its Employee Retirement Trust have sole voting and dispositive power with respect to 2,600,000 and 20,000 shares, respectively.

(4) Includes 1,666,000 shares of Common Stock that may be acquired by KN Energy, Inc., the sole owner of the Preferred Stock, upon conversion of 1,000,000 shares of Preferred Stock.

(5) As reported in Amendment No. 2 to Schedule 13D, jointly filed on June 17, 1997 with the Securities and Exchange Commission (the "SEC") by a group of five persons, Austin, Calvert & Flavin, Inc. has shared voting and dispositive powers with respect to 1,866,750 shares; Encino Partners, L.P. has shared voting and dispositive powers with respect to 200,000 shares; Edward H. Austin, Jr., Johnathon C. Calvert and Harry M. Flavin each have shared voting and dispositive powers with respect to 2,066,750 shares and sole voting and dispositive powers with respect to 253,900, 5,000 and 0 shares, respectively.

(6) As reported in Amendment No. 2 to Schedule 13G dated February 15, 1998, State Street Research and Management Company ("State Street") has sole voting powers with respect to 1,148,204 shares and sole dispositive powers with respect to 1,505,504 shares. State Street disclaimed beneficial ownership of all shares.

(7) Includes 650,000 shares issuable upon the exercise of stock options and 236 shares allocated to Mr. Evans' KSOP Plan account (the Company combined its ESOP Plan with its 401(k) Profit Sharing Plan to form the KSOP Plan).

(8) Includes 170,020 shares issuable upon the exercise of stock options.

(9) Includes (i) 115,000 shares issuable upon the exercise of stock options,
    (ii) 5,253 shares allocated to Mr. Brown's KSOP Plan account, (iii) 975 shares held in the name of Mr. Brown's wife, and (iv) 5,714 shares owned by the C.V. Lyman Testamentary Trust. Mr. Brown serves as a Co-Trustee of such trust, has shared voting and investment powers with respect to such shares and disclaims beneficial ownership of such shares.

(10) Includes 120,010 shares issuable upon the exercise of stock options and 2,094 shares allocated to Mr. Scherer's KSOP Plan account.

(11) Includes 65,000 shares issuable upon the exercise of stock options and 10,900 shares held by children of Mr. Groppe, the beneficial ownership of which is disclaimed by Mr. Groppe.

(12) Includes 65,000 shares issuable upon the exercise of stock options.

(13) Includes 55,334 shares issuable upon the exercise of stock options and 446 shares allocated to Mr. Drescher's KSOP Plan account.

(14) All of such shares are issuable upon the exercise of stock options.

(15) Includes 45,000 shares issuable upon the exercise of stock options.

(16) Includes 1,508,174 shares issuable upon the exercise of stock options.

                             EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND POLICIES

     The Compensation Committee of the Board of Directors of the Company is responsible for setting and administering the policies which govern both annual cash compensation and incentive programs for the Company's executive officers. The Compensation Committee is currently composed of three directors, none of whom are employed by the Company or any of its subsidiaries. Following review and approval of executive compensation by the Compensation Committee, all recommendations of the Compensation Committee are submitted to the full Board of Directors for approval.

     With respect to 1997 compensation, the Compensation Committee has not adopted a structured salary, stock option or other incentive compensation program. The Compensation Committee maintains the philosophy that compensation of its executive officers should be balanced between a fair and reasonable cash compensation and incentives linked to the Company's overall operating performance. To achieve this balance, executives have, in addition to their salaries and cash bonuses, been awarded stock options that reward executives through the creation of stockholder value. The Compensation Committee takes into account that corporate performance, especially in the oil and gas industry, is often cyclical and that the Company's performance in any given year, whether favorable or unfavorable, may not necessarily be representative of immediate past results or future performance. Consequently, the Compensation Committee examines and recommends executive compensation levels based on certain factors compared over a period of several consecutive years, rather than applying such factors on an isolated or "snapshot" basis at the time compensation levels are recommended by the Compensation Committee to the full Board of Directors. In this regard, and partly due to the peculiarities of financial accounting requirements for oil and gas companies, the Compensation Committee emphasizes performance factors such as growth in the Company's proved oil and gas reserves, increases in volumes of oil and gas sold by the Company, oil and gas finding costs, and the achievement by management of specific goals set by the Board of Directors from time to time; however, the Compensation Committee has not established any specific performance levels which would automatically result in increases in compensation, nor does the Compensation Committee assign relative weights or rankings to factors considered by it, but instead makes a subjective determination based upon a consideration of all of such factors. The Compensation Committee has utilized from time to time various compensation survey reports as prepared for the oil and gas industry by consultants such as William M. Mercer, Incorporated, KPMG Peat Marwick LLP and Effective Compensation Inc. when analyzing current compensation amounts for executive officers and employees.

     In addition to the factors described above, in the case of Mr. Evans, the Chief Executive Officer, the Compensation Committee also considers and takes into account Mr. Evans' ability to maintain and strengthen the Company's relationships with the investment community, generate employee confidence and morale, and demonstrate other leadership qualities. Under Mr. Evans' leadership and managerial capabilities, the Company reported net income of $6,860,000 on revenues of $128,737,000 for the year ended December 31, 1997, as compared to a net income of $6,263,000 on revenues of $66,720,000 for 1996. The Company also reported a 90% increase in natural gas production and a 112% increase in oil production in 1997 as compared to 1996. Mr. Evans' base salary was increased in 1997 by 16%, and he was awarded a $162,500 cash bonus. The Committee believes the salary and bonus paid to Mr. Evans for 1997 are appropriate and consistent with the Committee's objective of recommending compensation levels and components based on factors compared over a period of several years and, at the same time, more closely approximate competition levels. The Compensation Committee believes that the current mix between the cash and equity incentive opportunities presently in place for Mr. Evans and the other executive officers of the Company is adequate to motivate and retain them.

     Internal Revenue Code Section 162(m) precludes a publicly held corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. The tax laws generally eliminate such deductions unless compensation is awarded under plans meeting a number of requirements based upon objective performance standards and advance stockholder approval. Although the Compensation Committee has not established a policy with respect to qualifying compensation paid to its executive officers under Section 162(m), the Compensation Committee will continue to assess the implications of Section 162(m) on executive compensation and determine what action, if any, will be appropriate.

     The foregoing report is made by the Compensation Committee of the Company's Board of Directors. The members of the Compensation Committee throughout 1997 were David M. Carmichael, Henry Groppe, and Robert H. Whilden, Jr.

SUMMARY OF ANNUAL COMPENSATION

     The following table sets forth compensation paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers for fiscal years 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                      ANNUAL            COMPENSATION
                                                   COMPENSATION         ------------
           NAME AND                          ------------------------     OPTIONS         ALL OTHER
      PRINCIPAL POSITION            YEAR     SALARY ($)     BONUS ($)   AWARDED (#)    COMPENSATION ($)
      ------------------            ----     ----------     ---------   -----------    ----------------
D. L. Evans,                        1997      302,130        162,500          -0-          40,698(1)
  Chairman and CEO                  1996      279,260        100,000      150,000          38,369(1)
                                    1995      279,260            -0-      300,000          33,439(1)

W.R. Granberry,                     1997      220,000         84,000          -0-           9,121(3)
  President and COO                 1996(2)   200,000         65,000      165,000          56,081(3)

P. R. Scherer,                      1997      131,250         41,250          -0-           7,683(4)
  Executive Vice President          1996      115,000         46,250       35,000           5,439(4)
                                    1995      102,410            -0-       30,000           1,118(4)

C. C. Drescher,                     1997      101,000         26,250          -0-           6,338(5)
  Vice President - Operations       1996       91,000         24,550       25,000           4,515(5)
                                    1995       82,855            -0-       25,000           1,701(5)

C. S. Mullen,                       1997       96,600         20,240          -0-           5,150(7)
  Vice President - Exploration      1996       79,333         23,800       30,000           1,780(7)
     North                          1995(6)    80,000            -0-       10,000          23,996(7)

---------------

(1) Such amounts include: for 1997 -- (i) an allocation of $6,333 to Mr. Evans' KSOP Plan account, (ii) an award of $800 under the Company's wellness/physical fitness program, (iii) $4,321 attributable to the Company's payment for the term portion of a split dollar life insurance policy issued in 1995 (the "Policy") on behalf of Mr. Evans, and (iv) the remaining $29,244 represents the net present value of interest savings on the whole life portion of the Policy for a period of ten years computed at an annual interest savings rate of 8% per annum and for 1996 -- (i) an allocation of $4,104 to Mr. Evans' KSOP Plan account,
    (ii) an award of $850 under the wellness/physical fitness program, (iii) $4,007 attributable to the Company's payment for the term portion of the Policy, and (iv) the remaining $29,408 represents the net present value of the interest savings on the whole life portion of the Policy for a period of ten years computed at an annual interest savings rate of 8% per annum; and for 1995 -- (i) an allocation of $1,439 to Mr. Evans' KSOP Plan account,
    (ii) $3,706 attributable to the Company's payment for the term portion of the Policy and (iii) the remaining $28,294 represents the net present value of the interest savings on the whole life portion of the Policy for a period of ten years computed at an annual interest savings rate of 9% per annum.

(2) Mr. Granberry became an employee of the Company and was elected President and Chief Operating Officer effective January 1, 1996.

(3) Such amounts include: for 1997 -- (i) an allocation of $6,070 to Mr. Granberry's KSOP Plan account, (ii) an award of $750 under the wellness/physical fitness program, (iii) reimbursement of moving expenses in the amount of $2,301 and for 1996 -- (i) an allocation of $4,104 to Mr. Granberry's KSOP Plan account, (ii) reimbursement of moving expenses in the amount of $51,427 in connection with Mr. Granberry's relocation for employment by the Company, and (iii) an award of $550 under the wellness/physical fitness program.

(4) Such amounts include: for 1997 -- (i) an allocation of $6,333 to Mr. Scherer's KSOP Plan account and (ii) an award of $1,350 under the wellness/physical fitness program; and for 1996 -- (i) an allocation of $3,789 to Mr. Scherer's KSOP Plan account, and (ii) an award of $1,650 under the wellness/physical fitness program; and for 1995 -- an allocation of $1,118 to Mr. Scherer's KSOP Plan account.

(5) Such amounts include: for 1997 -- (i) an allocation of $4,688 to Mr. Drescher's KSOP Plan account, and (ii) an award of $1,650 under the wellness/physical fitness program; and for 1996 -- (i) an allocation of $3,365 to Mr. Drescher's KSOP Plan account, and (ii) an award of $1,150 under the wellness/physical fitness program; for 1995 -- (i) an allocation of $1,001 to Mr. Drescher's KSOP Plan account, and (ii) a $700 award under the wellness/physical fitness program.

(6) Mr. Mullen first became an officer of the Company in September 1995.

(7) Such amounts include: for 1997 -- (i) an allocation of $4,400 to Mr. Mullen's KSOP Plan account, and (ii) an award of $750 under the wellness/physical fitness program; and for 1996 -- an award of $1,780 under the wellness/physical fitness program; and for 1995 -- (i) an award of $280 under the wellness/physical fitness program, and (ii) $23,716 for moving expenses.

STOCK OPTION GRANTS

     There were no stock options granted during 1997 to any of the named executive officers.

OPTION EXERCISES AND HOLDINGS

                            OPTION EXERCISES IN 1997
                       AND 1997 YEAR - END OPTION VALUES

                                 SHARES                                                 VALUE OF UNEXERCISED
                                ACQUIRED                  NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                   ON        VALUE       OPTIONS ON 12/31/97 (#)         ON 12/31/97 ($)(2)
                                EXERCISE   REALIZED    ---------------------------   ---------------------------
             NAME                 (#)       ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               --------   ---------   -----------   -------------   -----------   -------------
D.L. Evans....................  180,000    2,700,000     650,000        100,000       5,325,050       187,500
W.R. Granberry................       --           --     125,040         64,960         765,785       316,090
P.R. Scherer..................       --           --     110,020         19,980         845,150        79,920
C.C. Drescher.................   10,000      179,400      55,334         16,666         297,262        31,249
C.E. Mullen...................       --           --      28,975         18,525         167,384        80,428

---------------

(1) The value realized is equal to the fair market value of a share of Common Stock on the date of exercise less the exercise price.

(2) Value of in-the-money options is equal to the fair market value of a share of Common Stock at fiscal year-end of $19.25 (based on the last sale price of the Common Stock) less the exercise price.

LONG-TERM INCENTIVE PLANS AND PENSION PLANS

     The Company has no long-term incentive plan or defined benefit or actuarial plan.

REPORT ON REPRICING OF OPTIONS

     The Company has not adjusted or amended the exercise price of stock options previously awarded to any of the named executive officers other than as reported in previous proxy statements.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company has entered into an employment agreement with Mr. Evans which expires on December 31, 2001. The agreement provides for a severance benefit payment upon the occurrence of Mr. Evans' resignation from employment, preceded by either (1) without his express written consent, the assignment of Mr. Evans to any duties inconsistent with his position, duties, responsibilities or status with the Company or a reduction of his duties or responsibilities for reasons other than good cause; (2) any failure of the Company or its stockholders, as the case may be, to re-elect Mr. Evans to the offices of Chief Executive Officer and Director or his removal from any such office for reasons other than good cause; or (3) any breach by the Company (or any successor) of any of the provisions of the agreement or any failure by the Company to carry out any of its obligations under the agreement for reasons other than good cause. The severance benefit payment is an amount equal to Mr. Evans' then existing annual base pay (or an amount equal to his base pay for the balance of the term of the agreement if less than one year). If a dispute arises regarding a termination of Mr. Evans or the interpretation or enforcement of the agreement, all legal fees and expenses incurred by Mr. Evans in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in the agreement will be paid by the Company, to the extent Mr. Evans prevails.

     The Company's 1989 Stock Option Plan and 1993 Stock Option Plan both contain "change of control" provisions which are applicable to all holders of options granted under the plans, including the executive officers named in the Summary Compensation Table. The change of control provisions in both plans, which are substantially identical, generally provide that if (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or group acquires ownership or control of more than 50% of the outstanding shares of the Company's voting stock, or (v) in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board (each such event constituting a "Corporate Change"), then
(a) ten days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in clause (iv), the Board's Compensation Committee shall effect one or more of the following alternatives: (1) accelerate the time at which options then outstanding may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date (before or after a Corporate Change) fixed by the Compensation Committee, after which specified date all unexercised options and all rights of optionees shall terminate, (2) require the mandatory surrender to the Company by selected optionees of some or all of the outstanding options held by such optionees (irrespective of whether such options are then exercisable under the provisions of the plan) as of the date, before or after a Corporate Change, specified by the Compensation Committee, in which event the Compensation Committee shall thereupon cancel such options and the Company shall pay to each optionee an amount of cash per share equal to the excess, if any, of the "Change of Control Value" of the shares subject to such option over the exercise prices under such options for such shares, (3) make such adjustments to options then outstanding as the Compensation Committee deems appropriate to reflect the Corporate Change, or (4) provide that thereafter upon any exercise of an option theretofore granted the optionee shall be entitled to purchase under such option, in lieu of the number of shares of stock then covered by such option the number and class of shares of stock or other securities or property to which the optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the optionee had been the holder of record of the number of shares of stock then covered by such option. The "Change of Control Value" is an amount equal to, whichever is applicable, (i) the per share price offered to stockholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or
(iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such options being surrendered are exercisable, as determined by the Compensation Committee as of the date determined by the Compensation Committee to be the date of cancellation and surrender of such options. If the consideration offered to stockholders of the Company in any transaction consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

PERFORMANCE GRAPH

     The following performance graph compares the annual cumulative total stockholder shareowner return on the Common Stock with the cumulative total return of the S&P Composite -- 500 Stock Index and the S&P Energy Composite Index for the period of five fiscal years commencing December 31, 1992 and ending December 31, 1997. The table assumes that the value of an investment in the Common Stock and each Index was $100 on December 31, 1992 and that all dividends were reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

               Measurement Period                    Tom Brown,          Energy           S&P 500
             (Fiscal Year Covered)                      Inc.           Composite           Index
1992                                                           100               100               100
1993                                                        160.71            115.73            110.08
1994                                                        164.29            120.17            111.53
1995                                                        208.93            157.13            153.45
1996                                                        298.21            197.64            188.68
1997                                                        275.00            247.54            251.63

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are entitled, at their option, to receive a monthly fee of $1,000 or participate in an unfunded non-qualified deferred compensation arrangement. Under the deferred compensation arrangement which was implemented in July 1995, a participating director defers the monthly director's fee that would otherwise be payable to him until the earlier of (i) his separation from the Board of Directors, or (ii) the date ending on the fifth anniversary of such director's participation in the arrangement. The deferred fees are then used by the Company to purchase and make premium payments on a life insurance policy naming the Company as beneficiary and covering the life of the director. Upon the retirement or death of the participating director, such director or his designated beneficiary is entitled to receive an annual retirement or survivor benefit for a period of ten years. During 1997, Messrs. LeBaron and Wallace elected to participate in the deferred compensation arrangement. For the year ended December 31, 1997, the Company paid director's fees in the amount of $12,000 to each of Messrs. Groppe and Whilden. The Company also paid insurance premiums under the deferred compensation arrangement in the amount of $12,000 for each of Messrs. LeBaron and Wallace. The Company reimburses its directors for actual expenses incurred in attending meetings of the Board of Directors.

     Pursuant to the Company's arrangement with Mr. Brown, the Company pays Mr. Brown a consulting fee in the amount of $6,355 per month. During 1997, the Company paid $76,260 to Mr. Brown under such arrangement and $30,289 in respect of a note payment on behalf of Mr. Brown.

     Directors who are employees of the Company, as well as the directors elected by the sole holder of the Preferred Stock, receive no compensation for service on the Board of Directors or its committees.

STOCK OPTION PARTICIPATION OF DIRECTORS

     Directors who are also employees of the Company are eligible to participate in the Company's 1989 Stock Option Plan. In the case of non-employee directors, the 1989 Stock Option Plan provides for a one-time grant of an option to purchase 25,000 shares of Common Stock to each individual who was a non-employee director of the Company on December 12, 1989 and to each individual who becomes a non-employee director thereafter.

     All directors of the Company are also eligible to participate in the Company's 1993 Stock Option Plan. On July 23, 1997, each of Messrs. Brown, LaBaron, Groppe, Wallace and Whilden, non-employee directors of the Company, were granted a nonqualified stock option to purchase 10,000 shares of Common Stock at an exercise price of $20.125 per share, the fair market value of the stock on the date of grant. The options expire ten years from the date of grant and are exercisable in two equal annual increments, commencing July 23, 1998.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Donald L. Evans, the Chairman of the Board of Directors and Chief Executive Officer of the Company, serves on the Board of Directors and compensation committee of TMBR/Sharp Drilling, Inc. ("TMBR"). Thomas C. Brown, the Chairman of the Board of Directors of TMBR, is a Director of the Company. As of April 14, 1998, Mr. Brown and Mr. Evans beneficially owned approximately 11.2% and less than 1%, respectively, of the outstanding common stock of TMBR. See "Certain Relationships and Related Transactions" .

     Mr. Whilden, a partner in the law firm of Vinson & Elkins, Houston, Texas, is a director of the Company and a member of the Board's Compensation Committee. Mr. Groppe, a partner in the oil and gas consulting firm of Groppe, Long & Littell, Houston, Texas, is a director of the Company and is also a member of the Compensation Committee. The Company retains the services of Vinson & Elkins and Groppe, Long & Littell from time to time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The C. V. Lyman Testamentary Trust (the "Trust") owns working interests in certain oil and gas properties in which the Company also owns working interests and serves as operator. Mr. Brown, a director of the Company, is a co-trustee of the Trust. As a result of its ownership interest in the properties, the Trust has at various times been indebted to the Company. During 1997, the Company billed the Trust approximately $441,000 for the Trust's proportionate share of costs and expenses attributable to its ownership of working interests in such oil and gas properties. The largest amount owed by the Trust to the Company at any one time during 1997 was approximately $79,000 and, at December 31, 1997, the Trust was indebted to the Company in the amount of approximately $26,000. Payments to the Company are due after monthly billings by the Company on the same basis as all other working interest owners, and the Trust's participation in the oil and gas properties is on the same basis as all other participants.

     During 1997, the Company billed Wind River -- Pavillion, Ltd., a Texas limited partnership (the "Partnership"), approximately $607,000 for the Partnership's proportionate share of lease operating and related expenses associated with the Partnership's ownership of working interests in oil and gas leases located in Fremont County, Wyoming. The Company is the sole general partner of the Partnership and also serves as operator of all of the leases owned by the Partnership. State Farm Mutual Automobile Insurance Company ("State Farm") is the sole limited partner of the Partnership and the holder of 2,620,000 shares of the Company's Common Stock. Revenues and costs (excluding capital costs) of the Partnership are allocated 20% to the Company and 80% to State Farm before payout (defined as recovery of all of State Farm's costs plus a specified rate of return), increasing to 75% (including capital costs) to the Company after payout. The

Partnership owed the Company approximately $352,000 at December 31, 1997, which was the largest amount owed by the Partnership to the Company at any one time during 1997. Payments to the Company are due after monthly billings by the Company on the same basis as all other working interest owners, and the Partnership's participation in the leases is on the same basis as all other participants.

     Brownlie, Wallace, Armstrong and Bander Exploration ("BWAB"), a partnership, owns interests in options to purchase working interests in oil and gas leases located in Wyoming, and in which the Company also owns interests and acts as operator. Mr. Wallace, a director of the Company, is a partner in BWAB. As a result of its ownership interest in the option, and oil and gas leases acquired by the Company pursuant to such options, BWAB has at various times been indebted to the Company. During 1997, the Company billed BWAB approximately $960,000 for BWAB's proportionate share of costs associated with the acquisition of leases under option. The largest amount owed by BWAB to the Company at any one time during 1997 was approximately $313,000 and BWAB was indebted to the Company in the approximate amount of $10,000 at December 31, 1997. Payments to the Company are due after monthly billings by the Company on the same basis as all other interest owners, and BWAB's participation in the option, and underlying leases, is on the same basis as all other participants.

     Wildhorse Energy Partners LLC, a Delaware limited liability company ("Wildhorse"), provides gas gathering, processing, marketing, field and storage services to the Company and third parties. Wildhorse, which is owned 55% by KNE and 45% by the Company, is managed by KNE under the direction of an operating team consisting of two representatives appointed by the Company and two representatives appointed by KNE. KNE is the holder of approximately 8.4% of the Company's voting securities. During 1997, the Company made capital contributions to Wildhorse of approximately $21,000,000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires, among other things, that the Company's directors, officers and beneficial owners of more than 10% of its equity securities file with the SEC, at specified times, reports of beneficial ownership and changes in beneficial ownership of the Company's Common Stock and other equity securities. Based solely on a review of copies of such reports furnished to the Company, or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements for the fiscal year ending December 31, 1997 have been complied with in a timely manner, except that a Form 3 for Mr. McKenzie and a Form 4 covering one transaction for each of Messrs. Brown, Groppe, LeBaron, Wallace, Whilden and DeBoer (secretary of the Company) were filed late.

                                  ACCOUNTANTS

     Arthur Andersen LLP has served as the Company's independent auditors since March 1990, and currently serves the Company as independent auditors. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement to the stockholders, if he desires to do so, and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     In accordance with rules of the SEC, stockholders of the Company may present proposals to the Company for inclusion in the Company's Proxy Statement prepared in connection with its next regular annual meeting of stockholders. Such proposals must be received by the Company no later than December 14, 1998, in order to be considered for inclusion in the Proxy Statement for the 1999 annual meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those discussed in this Proxy Statement that properly may be, or are likely to be, brought before the meeting. In the event any other matters are properly brought before the meeting, however, the proxy holders or their substitutes will vote in accordance with their best judgment on such matters.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                 /s/ BRUCE R. DEBOER
                                                     BRUCE R. DEBOER
                                                        Secretary

April 14, 1998

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, EXCLUSIVE OF EXHIBITS, IS AVAILABLE TO EACH BENEFICIAL OWNER OF THE COMPANY'S SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST SETTING FORTH A GOOD FAITH REPRESENTATION THAT AS OF THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF THE COMPANY'S SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING, TO: SECRETARY, TOM BROWN, INC., 508 WEST WALL, SUITE 500, P.O. BOX 2608, MIDLAND, TEXAS 79702.

                                     PROXY

                                TOM BROWN, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY
                       For Annual Meeting of Stockholders
                            To Be Held May 21, 1998

     The undersigned hereby appoints Donald L. Evans and William R. Granberry, and each of them, attorneys and proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all shares of Common Stock and Preferred Stock of TOM BROWN, INC. held of record in the name of the undersigned at the close of business on March 27, 1998, at the Annual Meeting of Stockholders of Tom Brown, Inc., to be held at 9:00 a.m. on May 21, 1998, in the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado, and at all adjournments or postponements thereof.


                 (Continued, and to be signed on reverse side)

[X] Please mark
    votes as in
    this example.

THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTIONS, IT SHALL BE VOTED FOR ITEM (1), AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED AS PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1.   Election of Seven Directors.
Nominees: Donald L. Evans, Thomas C. Brown, William R. Granberry, Henry Groppe, Edward W. LeBaron, Jr., James B. Wallace and Robert H. Whilden, Jr.

                    FOR                             WITHHELD
                    [ ]                               [ ]

[ ]___________________________________________________________________________
   For all nominees except as noted above

2. To transact such other business as may properly come before the meeting or any adjournments thereof, all as set forth in the Notice of Annual Meeting and Proxy Statement dated April 14, 1998, receipt of which is acknowledged.

                   MARK HERE
                   FOR ADDRESS
                   CHANGE AND         [ ]
                   NOTE AT LEFT

Please return promptly in the enclosed postage paid envelope.

Please date this Proxy and sign exactly as your name appears on your stock certificate. If stock is held jointly, the signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full titles.

                                             Dated____________________,1998

                                             ______________________________

                                             ______________________________
                                                Signature of Stockholder